CONSENT OF INDEPENDENT AUDITORS

   We consent to the incorporation by reference in the Registration Statements (Form S-8) pertaining to the Advantage Bancorp, Inc. 1991 Stock Option and Incentive Plan, the Amity Bancshares, Inc. Stock Option Plan and Incentive Plan, the Advantage Bancorp, Inc. Employees' Profit Sharing and Savings Retirement Plan, the Advantage Bancorp, Inc. 1996 Non-Employee Director Stock Option Plan and the Advantage Bancorp, Inc. 1995 Equity Incentive Plan, of our report dated October 31, 1997, with respect to the consolidated financial statements of Advantage Bancorp, Inc. incorporated by reference in the Annual Report (Form 10-K) for the year ended September 30, 1997

                                 /s/ Ernst & Young LLP

                                 Ernst & Young LLP

   December 3, 1997
   Milwaukee, Wisconsin